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EXHIBIT 99.2

                                                         FOR IMMEDIATE RELEASE
                                             Contact:  Dean Popps 703.734.0159
                                                                April 16, 2001

               COMPUTER LEARNING CENTERS BANKRUPTCY SALE COMPLETED

 TRUSTEE REPORTS SOLID PROGRESS: ON TRACT TO BEGIN PAYING CLAIMS IN THE FALL

(McLean, VA) - H. Jason Gold, the Chapter 7 Bankruptcy Trustee for the Estate of Computer Learning Centers, Inc., announced that the sale of all CLC schools and other assets around the country has been completed and that he has received all the funds, almost $23,000,000, due from the sale. "Virtually all of the estate's tangible assets have been disposed of and we are on tract to begin reviewing and processing claims this summer and disbursing monies to creditors and students later this fall," said Mr. Gold.

The bankruptcy of CLC required that Mr. Gold and a team of lawyers, accountants, operations and technology personnel to deal with dissolving an operating business with 25 schools in 11 states, 1800 employees, and thousands of past and current students. The Trustee continues to collect the debts owed to the school by those who have graduated.

"This is a large and complex chapter 7 bankruptcy case that is unparalleled in our region to date," said Mr. Gold, a restructure and insolvency lawyer in McLean, Virginia. Gold's firm, Gold Morrison & Laughlin PC, focuses its practice on troubled technology companies. "We have been fortunate to have the cooperation of virtually all the parties involved in the case. So far we have had little to no litigation to delay our progress. The filing of the bankruptcy had the direct result of causing untold financial pain and distress for thousands of employees, students and others. But once the case was filed, the case became an example of the bankruptcy process working as it was designed to work. Our team has been focused on doing the things necessary to get money in the hands of those who have suffered the most as quickly as possible."